UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2025

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	SYY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 5, 2025, Sysco Corporation (“Sysco”), a Delaware corporation, and its wholly-owned subsidiaries, Sysco Canada, Inc., a British Columbia corporation (“Sysco Canada”), and Sysco Global Holdings B.V., a Netherlands limited liability company (together with Sysco Canada, the “Subsidiary Borrowers”), entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, and the lenders and guarantors party thereto (the “New Credit Agreement”), which replaces Sysco’s existing $3.0 billion senior revolving credit facility that was originally entered into on April 29, 2022, (as amended, the “Existing Credit Agreement”). The aggregate commitments of the lenders under the New Credit Agreement, as of the effective date, are $3.0 billion, with an option to increase such commitments to $4.0 billion, and with a maturity date of September 5, 2030.

The New Credit Agreement contains customary terms and conditions for credit facilities of this type, including, without limitation, affirmative and negative covenants containing limitations on consolidations, mergers, and sales of assets, limitations on the incurrence of certain liens, and certain reporting covenants, including, without limitation, a requirement to maintain a certain ratio of consolidated EBITDA to consolidated interest expense. The New Credit Agreement also contains customary events of default, including, without limitation, nonpayment of obligations, violation of covenants, and certain bankruptcy or insolvency events. Certain of the events of default are subject to exceptions, materiality qualifiers, and/or grace periods customary for credit facilities of this type. Borrowings by Sysco and the Subsidiary Borrowers under the New Credit Agreement are, in general, guaranteed by those wholly-owned subsidiaries of Sysco that are guarantors of the Company’s senior notes and debentures. Borrowings by the Subsidiary Borrowers are guaranteed by Sysco. As was the case with the Existing Credit Agreement, the New Credit Agreement will serve as a backstop for Sysco’s commercial paper program.

The foregoing description of the New Credit Agreement is included to provide information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Neither Sysco nor any of its affiliates has any material relationship with any of the other parties to the New Credit Agreement, except for (i) the Company’s previous credit facilities, with respect to which certain of the other parties to the New Credit Agreement (and their respective affiliates) were lenders and (ii) commercial banking, investment banking, underwriting, trust and other financial advisory services provided (or to be provided) to Sysco and its subsidiaries by certain of the lenders under the New Credit Agreement (and their respective affiliates), for which they have received (or will receive) customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated September 5, 2025, among Sysco Corporation, Sysco Canada, Inc., Sysco Global Holdings B.V., Bank of America, N.A., as Administrative Agent, and certain lenders and guarantors party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: September 8, 2025	By:	/s/ Jennifer K. Schott
Jennifer K. Schott
Executive Vice President, Chief Legal Officer